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                                                                  Exhibit 10(25)

                              EMPLOYMENT AGREEMENT

         This Agreement is made by and between Pharmacia Corporation, a Delaware Corporation (the "Company"), and Carrie Cox (the "Executive").

1. Duties and Scope of Employment.

(a) Position; Duties. During the Employment Term (as defined in paragraph 2), the Company will employ Executive as Executive Vice President and President, Global Business Management of the Company or in such other substantially equivalent position requested by the Company's Chief Executive Officer ("CEO") for which the Executive is qualified by education, training, and experience. Executive will serve as an Officer of the Company, and will initially report to the CEO.

(b) Obligations. During the Employment Term, Executive will devote substantially all of her business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however, that Executive may (i) serve on the board of directors of other companies (subject to the reasonable approval of the CEO) and boards of trade associations or charitable organizations; (ii) engage in charitable activities and community affairs; or (iii) manage Executive's personal investments and affairs, as long as such activities do not materially interfere with Executive's duties and responsibilities with the Company.

2. Employment Term. The Company hereby agrees to employ Executive and Executive hereby accepts employment, in accordance with the terms and conditions of this Agreement, commencing on June 1, 2000 (the "Employment Commencement Date"). The period of Executive's employment under this Agreement will be referred to as the "Employment Term." Subject to the Company's obligation to provide severance benefits as may be specified in this Agreement, Executive and the Company acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason, at the option of either the Company or Executive.

3. Cash Compensation. During the Employment Term, the Company will pay Executive the following as cash compensation for services to the Company:

(a) Base Salary. As of the Employment Commencement Date, Executive's annualized base salary will be $600,000 and will be subject to annual review pursuant to the Company's normal review policy for other similarly situated senior executives of the Company.

(b) Variable Compensation. Executive will also be eligible to participate in the Company's annual incentive plan ("Incentive Plan") at a level determined by the Compensation Committee of the Board of Directors ("Compensation Committee") to be appropriate based on Executive's






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position, job performance and Company policy. For the Year 2000, Executive's target under the Incentive Plan will be 75% of Executive's base salary. Payment of incentive compensation, if the performance criteria determined by the Compensation Committee are met, will generally be made in March of the year following the incentive plan year, unless Executive elects to defer payment pursuant to an applicable plan of the Company.

4. Equity Compensation. During the Employment Term, Executive will be eligible to participate in the Company's equity compensation plans, in accordance with the terms of such plans and any applicable grants (except as provided herein), at a level determined by the Compensation Committee to be appropriate based on the Company's equity compensation policy. Executive will receive a grant of 125,000 stock options to purchase shares of the Company's common stock pursuant to the Company's long-term incentive plan. The date of the stock option grant will be June 1, 2000.

Executive will receive a grant of 100,000 restricted shares or share units under the Company's Founders Performance Contingent Shares Program, which shall vest according to the terms of the Program based on the Company's total shareholder return ranking as compared to a designated peer group and the Company's targeted five year compounded shareholder return. Except as otherwise provided in the Founders Performance Contingent Shares Program, Executive must be employed by the Company on December 31, 2004 in order for the restricted shares or share units to vest.

Notwithstanding the terms of any specific grant, stock options not yet vested or exercisable will nevertheless be fully vested and exercisable immediately upon Executive's death, disability, involuntarily termination of employment by the Company other than for Cause (as defined below), or voluntary termination of employment for Good Reason within six months after learning of the event constituting Good Reason (as defined below), provided, in the case of employment termination, Executive does not enter into Competition (as defined below) with the Company within two years after Executive's employment is terminated. Notwithstanding the foregoing, in no event will this provision cause any stock options to become vested or exercisable prior to the first anniversary of the stock option grant date.

5. Employee Benefits. During the Employment Term, Executive will, to the extent eligible, be entitled to participate in all employee welfare and retirement benefit plans and programs provided by the Company to its senior executives in accordance with the terms of those plans or programs as they may be modified from time to time. Executive will be entitled to post-retirement welfare benefits as are made available by the Company to its senior executive officers at the time of Executive's retirement, provided that for this purpose Executive's period of employment shall be deemed to be the period necessary to obtain the maximum level of such benefits. In the event that adverse tax consequences may result if medical benefits are provided to Executive directly, the Company will pay Executive the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis.

6. Financial Planning Assistance. During the Employment Term, Executive will be eligible to participate in the Company's Financial Planning Assistance program for senior


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executives. Executive will be entitled to up to $10,000 for the first year of financial planning assistance, and $7,000 each year thereafter, except that if Executive participated in this program at the time it was provided by Pharmacia & Upjohn, Executive will receive $7,000 for each year of participation.

7. Business Expenses. During the Employment Term, and upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company will pay or reimburse Executive for all reasonable business expenses that Executive incurs in performing Executive's duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions.

8. Relocation. Executive acknowledges that the Company may at any time relocate her place of employment to such location as may at that time constitute the Company's principal offices. During the Employment Term, Executive will be entitled to relocation benefits pursuant to the Company's relocation benefit program.

9. Supplemental Retirement Benefit. During the Employment Term, Executive will be eligible to participate in the Key Executive Pension Plan. Executive's total pension benefit from the Company will be no less than the benefit to which Executive would have been entitled under the terms of her prior employment agreement dated August 26, 1997.

10. Release.

(a) In consideration of the agreements and undertakings of the Company set forth herein, and intending to be legally bound hereby, Executive, on behalf of herself, her spouse and her dependents, heirs, executors, administrators and assigns, past and present, and each of them (hereinafter collectively referred to as "Releasors"), agrees to release and forever discharge the Company, together with its Affiliates, and its or their officers, directors, employees, agents, predecessors, partners, successors, assigns, heirs, executors, insurers and administrators (hereinafter "Company Releasees") from any and all rights, claims, actions and causes of action of any nature whatsoever, cognizable at law or equity, which Releasors now have or claim, or might hereafter have or claim, against the Company Releasees up to the date of this Agreement relating to Executive's employment by the Company and its Affiliates, including, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C.ss.621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C.ss.621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.2000e et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C.ss.1001 et seq.; the Americans With Disabilities Act, 42 U.S.C.ss.12101 et seq.; the Family and Medical Leave Act, 29 U.S.C.ss.2601 et seq.; any anti-discrimination statutes; any claims for breach of express or implied contract; any claims for wrongful discharge or violation of public policy; any claims under any federal, state or local laws of any jurisdiction; and any common law claims now or hereafter recognized; as well as all claims for counsel fees and costs.

(b) Nothing herein shall be construed to negate the provisions of this Agreement or Executive's right to enforce the provisions of this Agreement.


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11. Review and Consideration of Release. Executive certifies and acknowledges:

         (a) that she has read the terms of this Agreement, and she understands its terms and effects, including the fact that she has agreed to RELEASE AND FOREVER DISCHARGE Company Releasees from any legal or administrative action arising out of her employment with the Company, and the terms and conditions of that employment relationship, up to the date of this Agreement;

         (b) that she has signed this Agreement voluntarily and knowingly in exchange for the consideration provided to her and described herein. She acknowledges that she would not otherwise be entitled to the consideration provided and that the consideration provided as a result of signing this Agreement is adequate and satisfactory;

         (c) that she has been advised through this document that the signing of this Agreement does not waive rights or claims that may arise after the date it is executed;

         (d) that she has been advised through this writing to consult with an attorney concerning this Agreement prior to signing this Agreement;

         (e) that she has been advised that she has the right to consider this Agreement for a period of 21 days from receipt, and that she has signed on the date indicated below after concluding that this Agreement is satisfactory to her;

         (f) that neither the Company, nor any of its agents, representatives, employees, or attorneys has made any representations to her concerning the terms or effects of this Agreement other than those contained herein; and

         (g) that she understands that she has the right to revoke this Agreement within 7 days after its execution by giving written notice to the Company, and that this Agreement will not become effective or enforceable until the revocation period has expired.

12. Termination of Employment.

(a) Death or Disability. Executive's employment will terminate automatically upon Executive's death. The Company may terminate Executive's employment for disability in the event Executive has been unable, due to physical or mental incapacity, to perform Executive's material duties under this Agreement for six consecutive months (or such longer period that may be required by applicable law). In the event Executive's employment terminates as a result of death or disability, then:

         (i) Subject to subsection 12(d) below, all unvested or unexercisable equity compensation will become fully vested and exercisable, and any stock options may be exercised after Executive's termination of employment in accordance with the terms and conditions of the applicable grant documentation;


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         (ii) Except as otherwise provided herein, Executive will forfeit
Executive's right to receive any salary, incentive compensation, equity compensation, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however, Executive will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination;

         (iii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(b) Involuntary Termination for Cause or Voluntary Termination Other Than for Good Reason. If Executive is involuntarily terminated by the Company for Cause or Executive voluntarily terminates her employment other than for Good Reason within six months after learning of the event constituting Good Reason, then:

         (i) All unvested or unexercisable equity compensation will be cancelled upon Executive's termination of employment;

        (ii) Executive will forfeit Executive's right to receive any salary, incentive compensation, equity compensation, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however, Executive will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination; and

         (iii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(c) Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason. If Executive is involuntarily terminated by the Company other than for Cause or Executive voluntarily terminates her employment for Good Reason within six months after learning of the event constituting Good Reason; then, as liquidated damages and in lieu of any other damages or compensation under this Agreement or otherwise, Executive will receive the payments or other benefits described in this paragraph; provided (A) Executive does not enter into Competition (as defined below) with the Company for a period of two years following the termination of Executive's employment, and (B) Executive executes, and does not revoke, a written waiver and release, in a form prescribed by the Company, of all claims against the Company and related parties arising out of the Executive's employment or the termination of that employment:

         (i) Executive will receive a lump sum severance payment, payable within 60 days after termination of Executive's employment, equal to three years' base salary and annual target incentive compensation (calculated using the amount of Executive's highest annual base salary and highest annual target incentive compensation received by Executive within three years prior to Executive's date of termination);


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         (ii) Executive will have Executive's period of employment service used to calculate retirement extended as if Executive had worked an additional three years, and the compensation used to calculate Executive's retirement benefits will be determined as if Executive had continued to receive for an additional three years salary and incentive compensation equal to the highest annual base salary and highest annual incentive compensation Executive received within three years prior to Executive's date of termination (such amounts to be payable from a non-qualified, supplemental retirement plan);

         (iii) Subject to subsection 12(d) below, Executive will be entitled to exercise, in accordance with their terms, any remaining stock options that had been granted prior to Executive's termination (all of which will become vested under such circumstances) for the maximum period permitted under the terms of the grant;

         (iv) Executive will receive a pro-rated portion of her target annual incentive compensation award in or around March of the year following Executive's termination based on the number of months (rounded to the next highest number for a partial month) of the year elapsed prior to Executive's termination;

         (v) Executive and Executive's dependents will continue to participate (with the same level of coverage) for three years in all medical, dental, hospitalization, accident, disability, life insurance and any other benefit plans of the Company on the same terms as in effect immediately prior to Executive's termination unless changed for senior executives generally; provided, however, that such benefits will be offset to the extent that Executive or Executive's dependents receive benefits from another source (in such event, Executive agrees to provide reasonable notice of the receipt of benefits from another source); and, provided that in the event adverse tax consequences may result if medical benefits are provided to Executive directly, the Company will pay Executive the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis.

         (vi) Executive will be entitled to outplacement services, at the expense of the Company, from a provider selected by Executive, subject to a maximum expense of $25,000; and

         (vii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(d) Notwithstanding the foregoing, in no event will this paragraph cause any stock options to become vested or exercisable prior to the first anniversary of the stock option grant.

13. Cause; Good Reason.

(a) For purposes of this Agreement, "Cause" means:

         (i) a material breach by Executive of Executive's duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the part of Executive, which is committed in bad faith or without reasonable belief


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that such breach is in the best interests of the Company, and which is not remedied within 30 days after receipt of written notice from the Company specifying such breach; or

         (ii) Executive's conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board of Directors of the Company ("Board").

(b) For purposes of this Agreement, "Good Reason" means:

         (i) Executive's rate of annual base salary or the target amount of Executive's annual cash incentive bonus is reduced in a manner that is not applied proportionately to all other senior executive officers of the Company, including the Chief Executive Officer;

         (ii) the Company fails to retain Executive as an Executive Vice President of the Company;

         (iii) the Company fails to retain Executive as President, Global Business Management or another substantially equivalent position for which the Executive is qualified by education, training and experience; or

         (iv) a successor to the Company fails to assume this Agreement.

14. Directorships, Other Offices. In the event of termination of employment, Executive will immediately, unless otherwise requested by the Company's Board of Directors, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its Affiliates.

15. Confidentiality. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company, Executive will have access to proprietary or confidential information, technical data, trade secrets or know-how relating to the Company, which may include, but is not limited to, market and product research and plans, markets, products, services, customer lists and customers, advertising, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing and sales techniques, strategies and programs, distribution methods and systems, sales and profit figures, pricing and discount plans, financial and other business information (hereafter, "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that Executive will not, either during employment or after the termination of employment, disclose any such Confidential Information to any person for any reason whatsoever (except as Executive's duties as an employee of the Company may require) without the prior written authorization of the CEO, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding, in which case Executive will promptly inform the Company in writing of such required disclosure, but in any event at least two business days prior to the disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's


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employment will remain the property of the Company. Unless expressly authorized in writing by the CEO, Executive will not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession.

For the purposes of this paragraph, the term "Company" will be deemed to include the Company and its Affiliates. For purposes of this Agreement, "Affiliate" will mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

16. Non-Compete; Non-Solicit.

(a) The Company hereby agrees to pay Executive the amounts described under this Agreement as being expressly conditioned on Executive's undertakings under this paragraph as well as under paragraph 15 above. In exchange for the consideration provided in the preceding sentence, Executive agrees that during the term of Executive's employment with the Company and for a period of two years after Executive's termination of employment for any reason, Executive will not, except with the prior written consent of the CEO, directly or indirectly, engage in Competition. For purposes of this Agreement, Competition means that Executive commences employment with, or provides substantial consulting services to, any pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales). Notwithstanding anything to the contrary herein, Executive's service solely as a member of the board of directors of a company whose annual sales are less than $100 million shall not be deemed to be Competition for purposes of this Agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account.

(b) The foregoing restrictions will not be construed to prohibit Executive's ownership of less than five percent of any class of securities of any corporation which is engaged in any business having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take any part in its business, other than exercising Executive's rights as a shareholder, or seek to do any of the foregoing.

(c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, except with the prior written consent of the CEO, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time during the term of this Agreement by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. This covenant will not prevent Executive from giving references and will not preclude the solicitation or hiring of any individual after 12


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months have elapsed subsequent to the date on which such individual's employment or engagement by the Company has terminated.

(d) For the purposes of this paragraph 16, the term "Company" will be deemed to include the Company and its Affiliates.

17. Remedies; Injunction.

(a) Executive acknowledges and agrees that the restrictions contained in paragraphs 15 and 16 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those paragraphs. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult legal counsel with respect to this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with counsel.

(b) Executive further acknowledges and agrees that a breach of any of the restrictions in paragraphs 15 and 16 cannot be adequately compensated by monetary damages. Executive agrees that the Company will be entitled to a return of the cash consideration set forth in this Agreement as being conditioned on the covenants contained in paragraph 16 and that all remaining stock options will be forfeited if Executive breaches the provisions of that paragraph and that, in any event, the Company will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of paragraphs 15 or 16, which rights will be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraphs 15 or 16 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision will be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment will apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of paragraphs 15 or 16, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Somerset County, New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.


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(d) For the purposes of this paragraph 17, the term "Company" will be deemed to include the Company and its Affiliates.

18. Intellectual Property. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive's employment with the Company will be and remain the absolute property of the Company, and Executive shall assist the Company in perfecting and defending its rights to such intellectual property.

19. Indemnification. To the fullest extent permitted by applicable law, the Company will, during and after termination of employment, indemnify Executive (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim or investigation to which Executive is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, Executive will be covered under any directors and officers' liability insurance policy for her acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

20. Arbitration. Unless other arrangements are agreed to by Executive and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Costs of the arbitration, including (but not by way of limitation) reasonable attorney's fees of both parties, will be borne by the party which does not prevail in the proceedings. In the event that each party prevails as to certain aspects of the proceedings, the arbitrator(s) or the court will determine an appropriate allocation of costs between the parties.

21. Gross-Up Payment.

(a) In the event that any amount or benefits made or provided to Executive above and under all other plans and programs of the Company (the "Covered Payments") is determined to constitute a Parachute Payment, as such term is defined in
Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to Executive, prior to the time any Internal Revenue Code Section 4999 excise tax ("Excise Tax") is payable with respect to any such Covered Payment, an additional amount which is equal to the Excise Tax on the Covered Payment (the "Initial Gross-Up"), plus the amount of income tax and Excise Tax payable by Executive with respect to the Initial Gross-Up (the "Second Gross-Up"), the amount of income tax and Excise Tax payable by Executive with respect to the Second Gross-Up (the "Third Gross-Up"), the amount of income tax and Excise Tax payable by Executive with respect to the Third Gross-Up (the "Fourth Gross-Up"), and the amount of income tax and Excise Tax payable by Executive with respect to the Fourth Gross-Up.


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(b) The determination of whether the Covered Payment constitutes a Parachute
Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this paragraph 20 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

(c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Covered Payment or the Gross-Up payments, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments will be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of section 4999 of the Code will reflect the intent of the parties as expressed in subparagraph (a) above, in the manner determined by the Auditor.

22. No Set-off; No Mitigation Required. The obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event will Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Executive obtain other employment.

23. Payment of Legal Fees. The Company will pay Executive's reasonable legal and financial consulting fees and costs associated with entering into this Agreement up to a maximum of $10,000.

24. Corporate Transactions, Impact on Equity Compensation. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Compensation Committee of the Board may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock provided for in this Agreement.

25. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.

26. Assignments; Transfers; Effect of Merger.

(a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred


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pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

(b) This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.

(d) This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, designees and legatees. None of Executive's rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive's death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive's estate.

27. Modification. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Executive and the CEO. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


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


28. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.



                                               PHARMACIA CORPORATION



 /s/ Carrie Cox                                 /s/ Fred Hassan
 -------------------------                     --------------------------------
Carrie Cox                                     By:    Fred Hassan
                                               Title: Chief Executive Officer


     October 26, 2000                          October 29, 2000
--------------------------                     --------------------------------
Date                                           Date



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